Careview Communications, Inc. 8-K

Exhibit 99.3

PROMISSORY NOTE

$1,113,785.84	January 31, 2017

FOR VALUE RECEIVED, CareView Communications, Inc. a Nevada corporation, (“Maker”), promises to pay to the order of Rockwell Holdings I, LLC, a Wisconsin limited liability company, (“Holder”), or assigns, the sum of One Million One Hundred Thirteen Thousand Seven Hundred Eighty-five Dollars and Eighty-four cents ($1,113,785.84) together with interest on the outstanding principal balance remaining unpaid from time to time until paid at five percent (5%) per annum (computed on the basis of a 360 day year of twelve 30 day months) (the “Note”).

1.	PAYMENTS.

a)	The Maker shall make quarterly principal payments of $100,000, with each payment being made on the last day of each fiscal quarter beginning with the first payment date of March 31, 2017, and continuing on the last business day of each subsequent calendar quarter through September 30, 2019.

b)	The final payment due on December 31, 2019 shall be a balloon payment representing the remaining principal balance plus all accrued and unpaid interest.

2.            APPLICATION OF PAYMENTS. All quarterly payments shall apply solely to principal with all accrued interest being paid as part of the balloon payment outlined herein.

3.            PREPAYMENT. Prior to the Maturity Date, Maker shall have the right to prepay any part or all of the principal of this Note, at any time and from time to time, in each case without prior consent of Holder and without penalty.

4.            EVENTS OF DEFAULT. The occurrence of any events or conditions described in this Section shall constitute an Event of Default hereunder:

a.             Maker shall fail to make any payments of principal of or interest on any amount due hereunder when due.

b.             Maker shall file a voluntary petition in bankruptcy or a voluntary petition or answer seeking liquidation, reorganization, arrangement, readjustment of its debts, or for any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether state, Federal, or foreign, now or hereafter existing; Maker shall enter into any agreement indicating its consent to, approval of, or acquiescence in, any such petition or proceeding; Maker shall apply for or permit the appointment by consent or acquiescence of a receiver, custodian or trustee of Maker for all or a substantial part of its property; Maker shall make an assignment for the benefit of creditors; or Maker shall be unable or shall fail to pay its debts generally as such debts become due, or Maker shall admit, in writing, its inability or failure to pay its debts generally as such debts become due.

c.             There shall have been filed against Maker an involuntary petition in bankruptcy or seeking liquidation, reorganization, arrangement, readjustment of its debts or for any other relief under the Bankruptcy Code, or under any other act or law pertaining to insolvency or debtor relief, whether State, Federal or foreign, now or hereafter existing; Maker shall suffer the involuntary appointment of a receiver, custodian or trustee of Maker or for all or a substantial part of its property or an action for such appointment shall be commenced against Maker; or Maker shall suffer the issuance of a warrant of attachment, execution or similar process against all or any substantial part of the property of Maker or an action seeking the issuance of such a warrant, execution or similar process shall be commenced against Maker.

d.             One or more judgments or decrees shall be entered against Maker involving in the aggregate a liability (not paid or fully covered by insurance) of $25,000 or more and the same is not stayed, fully bonded off or cured within ten (10) days thereafter.

5.            ACCELERATION. Upon the occurrence of any Event of Default (as defined herein) the whole indebtedness (including principal and accrued interest) remaining unpaid, shall, at the option of Holder, become immediately due, payable, and collectible.

6.            NO WAIVER BY HOLDER. No delay or failure on the part of Holder in exercising any power or right under this Note shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right preclude further exercise of that power or right. The rights and remedies specified in this Note are cumulative and not exclusive of any right or remedies that Holder may otherwise possess.

7.            WAIVER OF PRESENTMENT, COLLECTION COSTS, ETC. Maker waives presentment for payment, protest, notice of dishonor or default and notice of protest and nonpayment of this Note. Should it become necessary to collect this Note through an attorney, by legal proceedings, or otherwise, Maker promises to pay all costs of collection, including costs incurred in connection with probate proceedings or bankruptcy or other creditors’ rights proceedings. Such costs of collection shall in all cases include the reasonable fees and disbursements of attorneys, paralegals or other legal advisors, whether prior to or at trial, or in appellate proceedings.

8.            ASSIGNMENT. The provisions of this Note bind, and are for the benefit of, the respective successors and assigns of Holder, jointly and severally. This Note may not be assigned by Maker without the written consent of Holder.

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9.             NOTICES. All notices, requests, demands and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; one day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, postage prepaid and telecopies simultaneous with such mailing. In each case notice shall be sent to the address set forth in the books and records of Maker or to such other address as such party shall have specified by notice in writing to the other parties.

10.           APPLICATION OF TEXAS LAW. This Note, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Texas.

(Signature page follows)

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IN WITNESS WHEREOF, Maker has executed and delivered this Note the date stated above.

CAREVIEW COMMUNCIATONS, INC.

By:	/s/ Steve Johnson
Steve Johnson
CEO and President

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